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                                                                    EXHIBIT 5.1
                                                                     (and 23.1)


December 12, 2000



Amedisys, Inc.
11100 Mead Road, Suite 300
Baton Rouge, Louisiana  70816

         Re:    Amedisys, Inc.
                Registration Statement on Form S-8

Gentlemen:

         In my capacity as General Counsel to Amedisys, Inc., a Delaware corporation ("Company"), I am familiar with the registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 1,425,000 shares ("Shares") of the Company's Common Stock, par value $.001 per share, pursuant to the terms of the Company's 1998 Stock Option Plan ("Plan"). In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

         Based on the foregoing, I am of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                                 Sincerely,

                                                 /s/ MICHAEL D. LUTGRING
                                                 Michael D. Lutgring